21.1 List of Subsidiaries

Kowabunga, Inc., a Nevada corporation, is the parent company of:

Cherish, Inc., a North Carolina corporation;

MarketSmart Advertising, Inc., a North Carolina corporation;

Rightstuff, Inc. d/b/a Bright Idea Studio, a North Carolina corporation;

CheckUp Marketing, Inc., a North Carolina corporation;

Ozona Online Network, Inc., a Florida corporation;

KowaBunga Marketing, Inc., a Michigan corporation

PrimaryAds, Inc., a New Jersey corporation

Real Estate School Online, Inc., a Florida corporation

Vintacom Florida, Inc., a Florida corporation

Morex Marketing Group, LLC, a New York limited liability company

Litmus Media, Inc., a Missouri corporation

Web Diversity Ltd., a United Kingdom company

iLead Media, LLC, a Delaware limited liability company

Vintacom Florida, Inc. is the parent company of Vintacom Media Group, ULC, an Alberta limited liability company

Vintacom Media Group, ULC is the parent company of the following Alberta corporations:

Relationship Exchange Holdings Ltd.

Relationship Exchange Limited

Active Impressions, LLC